SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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U.S. Home Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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U.S. Home Systems, Inc.

750 State Highway 121 Bypass, Suite 170

Lewisville, Texas 75068

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JUNE 12, 2003

To the Shareholders of U.S. Home Systems, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of U.S. Home Systems, Inc., a Delaware corporation (the “Company”), will be held at the corporate offices located at 750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75068, on Thursday, June 12, 2003, at 10:00 a.m., local time, for the following purposes:

1.	To elect six members to the Board of Directors.

2.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on May 2, 2003, will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof. A list of shareholders entitled to attend or vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at 750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75068.

Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you attend the meeting, you will, of course, have the right to vote in person.

The Company’s Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended December 31, 2002 is being mailed to shareholders together with this Notice and Proxy Statement.

By Order of the Board of Directors

Robert A. DeFronzo Secretary

Lewisville, Texas

May 9, 2003

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

U.S. Home Systems, Inc.

750 State Highway 121 Bypass, Suite 170

Lewisville, Texas 75068

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

On June 12, 2003

SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of U.S. Home Systems, Inc., a Delaware corporation (the “Company” or “U.S. Home”). It is for use only at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the corporate offices located at 750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75068, on Thursday, June 12, 2003, at 10:00 a.m., local time, and any adjournments or postponements thereof.

Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

This proxy material is first being mailed to shareholders on or about May 9, 2003.

OUTSTANDING STOCK AND VOTING RIGHTS

As of May 2, 2003, the outstanding shares of the Company’s capital stock consisted of 6,453,371 shares of common stock, $0.001 par value (“Common Stock”). The holders of record of the shares of Common Stock outstanding on May 2, 2003 will vote on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Common Stock will entitle the holder to one vote on all such matters. The stock transfer books of the Company will not be closed.

One-third of the votes represented by the holders of the Company’s outstanding Common Stock must be present in person or represented by proxy to hold the meeting. A majority of the votes cast at the meeting is required to elect any director.

The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked “FOR.” If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR” and indicate the nominee(s) for whom you are withholding the authority to vote by listing such nominee(s) in the space provided. If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD.” If you checked the box marked “WITHHOLD” your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes.

While there may be instances in which a shareholder will wish to abstain, the Board of Directors encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes are not relevant to the determination of a quorum or whether the proposal to elect directors has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information at May 2, 2003 regarding the beneficial ownership of Common Stock of: (a) each person or group known by U.S. Home to beneficially own 5% or more of the outstanding shares of the Common Stock; (b) each of the nominees for election as director, each current director and executive officer of U.S. Home; and (c) all executive officers and directors of U.S. Home as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them, and the address of the beneficial owner identified below is: c/o U.S. Home Systems, Inc., 750 State Hwy. 121 Bypass, Suite 170, Lewisville, Texas 75067.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
About Face Limited	524,953	8.1%
Murray H. Gross (1)	594,254	9.1%
Peter T. Bulger(2)	268,798	4.1%
Gross Family Trust	162,212	2.5%
Steven L. Gross(3)	195,546	3.0%
David A. Yoho Revocable Trust dated January 19, 1995	261,472	4.1%
David A. Yoho(4)	274,722	4.2%
Ronald I. Wagner(5)	591,033	9.2%
Robert A. DeFronzo(6)	54,466	0.8%
D.S. Berenson(7)	20,115	0.3%
James Borschow(8)	393,154	6.1%
SWS Group, Inc.(9)	365,723	5.7%
Donald A. Buchholz(10)	442,723	6.9%
Larry A. Jobe (11)	—	—
Directors, Nominees for Election as a Director and Officers as a group (9 persons)(12)	2,441,657	36.7%

(1)	Includes 524,953 shares of Common Stock held by About Face Limited, a family limited partnership in which Murray H. Gross is the president of the general partner, and 69,301 shares which may be purchased upon exercise of stock options. Mr. Gross is the President, Chief Executive Officer, current director and nominee for election as a director of U.S. Home.
(2)	Includes 218,798 shares of Common Stock held by Peter T. Bulger, Vice President and Chief Operating Officer of U.S. Home, and 50,000 shares which may be purchased upon exercise of stock options.
(3)	Includes 162,212 shares of Common Stock held by Gross Family Trust, of which Steven L. Gross, Vice President of Marketing of U.S. Home, is the trustee, and 33,334 shares which may be purchased upon exercise of stock options.
(4)	Includes 261,472 shares of Common Stock held by the David A. Yoho Revocable Trust dated January 19, 1995 (the “Yoho Trust”) of which Mr. Yoho is the trustee, 11,250 shares which may be purchased upon exercise of stock options and 2,000 shares held in the David A. Yoho IRA Rollover. Mr. Yoho is a current director and nominee for election as a director of U.S. Home.
(5)	Includes 589,783 shares of Common Stock held by Ronald I. Wagner and 1,250 shares which may be purchased upon exercise of stock options. Mr. Wagner is a current director and nominee for election as a director of U.S. Home.

(6)	Includes 37,966 shares of Common Stock held by Robert A. DeFronzo, Secretary, Treasurer and Chief Financial Officer of U.S. Home, and 16,500 shares which may be purchased upon exercise of stock options.
(7)	Includes 17,915 shares of Common Stock which may be purchased upon exercise of stock options and 2,200 shares beneficially owned by Mr. Berenson. Mr. Berenson is a current director and a nominee for election as a director of U.S. Home.
(8)	Includes 393,154 shares of Common Stock held by Mr. Borschow. Mr. Borschow is President of First Consumer Credit, Inc., a wholly owned subsidiary of the Company.
(9)	Includes 365,723 shares of Common Stock held by SWS Group, Inc. and its affiliates.
(10)	Includes 365,723 shares of Common Stock held by SWS Group, Inc. of which Mr. Buchholz is Chairman of the Board, 50,000 shares held by Buchholz Investments, a partnership in which Mr. Buchholz has investment and voting power with respect to the securities owned by the partnership and 27,000 shares owned by Mr. Buchholz. Mr. Buchholz is a current director and nominee for election as director of U.S. Home.
(11)	Mr. Jobe is a nominee for election as a director of U.S. Home.
(12)	Includes 524,953 shares of Common Stock held by About Face Limited, 162,212 shares of Common Stock held by Gross Family Trust, 261,472 shares of Common Stock held by David A. Yoho Revocable Trust, 365,723 shares of Common Stock held by SWS Group, Inc., 50,000 shares of Common Stock held by Buchholz Investments and 199,550 shares of Common Stock which may be purchased by officers and directors upon exercise of stock options.

ELECTION OF DIRECTORS

The Board for the ensuing year is currently set at six members and may be fixed from time to time by or in the manner provided in the Company’s Bylaws. Directors are elected for a term of one year or until their successors are duly elected and qualified. The following slate of six nominees has been chosen by the Board, and the Board recommends that each be elected: Murray H. Gross, David A. Yoho, Ronald I. Wagner, Donald A. Buchholz, D.S. Berenson and Larry A. Jobe. The U.S. Home Board of Directors recommends the election of these individuals to the Board of Directors. See “Management – Nominees for Election as Directors, Current Directors and Executive Officers.”

Except for Larry A. Jobe, each of the foregoing nominees is currently serving as a director of the Company and was elected to the Board on June 12, 2002 at the Annual Meeting of the shareholders. There are no family relationships among the nominees for election as directors of U.S. Home.

Unless otherwise designated, the enclosed proxy will be voted FOR the election of the foregoing six nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

MANAGEMENT

Nominees for Election as Directors, Current Directors and Executive Officers

The following table sets forth certain information as to the individuals who are nominees for election to the Board, as well as the current directors and executive officers of the Company.

Name	Age	Position(s)	Director Since
Murray H. Gross(1)(2)	64	President, Chief Executive Officer, Chairman of the Board of Directors and Director	February 13, 2001
Peter T. Bulger	43	Vice President and Chief Operating Officer
Steven L. Gross	40	Vice President—Marketing
Robert A. DeFronzo	47	Chief Financial Officer, Secretary and Treasurer
David A. Yoho(1)(2)(4)	74	Director	February 13, 2001
Ronald I. Wagner(1)(3)	55	Director	February 13, 2001
Donald A. Buchholz(1)(2)(4)	74	Director	June 12, 2002
D.S. Berenson(1)(3)(4)	37	Director	February 13, 2001
Larry A. Jobe (1)	63	Nominee for Director

(1)	Nominee for election to Board of Directors. See “Election of Directors.”
(2)	Member of the Nominating Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Audit Committee.

Murray H. Gross was elected to the Company’s Board of Directors on February 13, 2001. Mr. Gross serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. Gross has been President, Chief Executive Officer, and a director of U.S. Remodelers, a wholly owned subsidiary of U.S. Home, since its inception in January 1997. He has been in the home improvement industry for over 43 years. In 1963, Mr. Gross founded Busy Beaver Remodelers, a subsidiary of Busy Beaver Home Centers, a Pittsburgh, Pennsylvania home center chain. He served as Executive Vice President at Busy Beaver Remodelers from 1963 until 1979 and as President from 1979 until 1981. From August 1981 to September 1983, Mr. Gross was employed at Home Craftsman Company in Dallas, Texas; and from September 1983 to January 1987, he served as Executive Vice President, Chief Operating Officer and Director. Mr. Gross joined Facelifters Inc. in April 1987 as Vice President and Director. He became President and Chief Operating Officer in January 1990. Facelifters was acquired by AMRE in April 1996 and Mr. Gross became Vice President and served as a director of AMRE until January 1997. Mr. Gross attended the University of Pittsburgh from 1957 to 1960. Mr. Gross is the father of Steven L. Gross.

Peter T. Bulger serves as Vice President and Chief Operating Officer of the Company. He has been a Vice President of U.S. Remodelers since January 1997 and has served as U.S. Remodelers’ Chief Operating Officer since June 8, 1998. He has been in the home improvement industry for over 17 years. Mr. Bulger began his sales management career with a division of Reynolds Aluminum where he became a Branch Manager in 1984. In November 1991, he joined Facelifters Inc. as a Sales Representative and in March 1992, he became a Branch Sales Manager. Mr. Bulger was promoted to Regional Sales Manager in June 1993, and in December 1993, he was promoted to Vice President of Sales. He held that position until Facelifters was acquired by AMRE in April 1996. At that time, he became Vice President Sales of the Cabinet Division, a position he held with AMRE until January 1997. Mr. Bulger earned a B.S. degree in 1982 from Russell Sage College, Troy, New York.

Steven L. Gross serves as Vice President of Marketing of the Company. He has been Vice President of Marketing of U.S. Remodelers since it inception in January 1997. He has been in the home improvement industry for over 16 years. Mr. Gross began his career at Home Craftsman Company in

1985 as Director of Telemarketing. In 1987, he joined Diamond Window Systems and in 1989 he joined Facelifters Inc. as Director of Marketing. In April 1993, he was promoted to Vice President of Marketing. After the acquisition of Facelifters by AMRE in April 1996, Mr. Gross became Director of Telemarketing and held this position until January 1997. Steven L. Gross is the son of Murray H. Gross.

Robert A. DeFronzo serves as Chief Financial Officer, Secretary and Treasurer of the Company. He joined U.S. Remodelers in December 1997 as Chief Financial Officer, Secretary and Treasurer after the acquisition of Reunion Home Services, Inc. where he was Chief Financial Officer. He has been in the home improvement industry since 1990. Mr. DeFronzo began his career in 1976 as an auditor. In 1979, he joined General Instrument Corporation as Components Group Financial Analyst and held several financial positions during his tenure. In January 1989, after a leveraged buyout of the Clare Division of General Instrument Corp., Mr. DeFronzo became Assistant Treasurer and Assistant Controller of C. P. Clare Corporation. In November 1990, he joined AMRE as Cabinet Division Controller. Mr. DeFronzo was promoted in 1992 to Corporate Controller and remained in that capacity until February 1997. He became Chief Financial Officer of Reunion Home Services, Inc. in February 1997. Mr. DeFronzo holds an accounting degree from Illinois State University and an MBA in Finance from Roosevelt University, Chicago, Illinois.

David A. Yoho was elected to the Company’s Board of Directors on February 13, 2001. He has served as a director of U.S. Remodelers since shortly after its inception in January 1997. For at least the past 16 years, Mr. Yoho has been President of Dave Yoho Associates, a business consulting firm active in turnarounds, mergers and acquisitions. As a consultant, he has represented many Fortune 500 companies. He has written a best selling book and is an award winning lecturer. He holds multiple degrees from Temple University.

Ronald I. Wagner was elected to the Company’s Board of Directors on February 13, 2001. He has served as a director of U.S. Remodelers since December 1997. Mr. Wagner has been in the home improvement industry for 26 years. In 1975, Mr. Wagner founded Save-a-Kitchen, and in 1980 founded a related company, Cabinet Magic, Inc., both kitchen cabinet refacing companies. In 1988, following the sale of the operations of Cabinet Magic, Inc. to AMRE, Mr. Wagner joined that company as President – Cabinet Division and Senior Vice President. Mr. Wagner was promoted to Chairman and Chief Executive Officer in 1990, and remained in this capacity until his retirement in December 1995. In January 1997, Mr. Wagner came out of retirement and founded Reunion Home Services, Inc. which was acquired by U.S. Remodelers in December 1997.

D.S. Berenson was elected to the Company’s Board of Directors on February 13, 2001. Mr. Berenson is a partner in the Washington, D.C. based law firm of Johanson Berenson LLP. Mr. Berenson has been engaged in the practice of law for the past twelve years. Mr. Berenson serves as general and special counsel to multi-national banks, consumer lenders, remodeling contractors and mortgage companies, specializing in a range of business and corporate matters. He is a frequent speaker and has authored a six-volume guide on consumer credit practices and regulations.

Donald A. Buchholz was elected to the Company’s Board of Directors on June 12, 2002. Mr. Buchholz is Chairman of the Board of Directors of SWS Group, Inc., a publicly owned holding company with subsidiaries engaged in providing securities clearing, securities brokerage, investment banking and investment advisory services. Mr. Buchholz has served as Director and Chairman of the Board of SWS Group, Inc. since August 1991. Mr. Buchholz co-founded Southwest Securities, Inc. as a Dallas based securities broker/dealer and New York Stock Exchange member firm in 1972. Mr. Buchholz is an allied member of the New York Stock Exchange and an associate member of the American Stock Exchange. Mr. Buchholz currently serves as a Director for Security Bank, Garland, Texas, a member of the Dallas County Community College Foundation Board and as a Director on the UNT Foundation Board as well as on the Board of Advisors for the UNT College of Business Administration. Mr. Buchholz was formerly a licensed C.P.A. and holds a B.B.A Degree from the University of North Texas.

Larry A. Jobe is a nominee for election to the Company’s Board of Directors. Mr. Jobe is Chairman of the Board of Legal Network, Ltd., a company he co-founded in 1993. Legal Network, Ltd. provides litigation support, temporary support staff and contract attorneys to law firms and corporate legal departments. In 1968, Mr. Jobe was appointed partner in the firm of Grant Thornton. In 1969, Mr. Jobe was appointed by then President Nixon to the position of Assistant Secretary of Commerce for Administration. Mr. Jobe returned to Grant Thornton in 1973 as Managing Partner for the Dallas office and in 1983, Mr. Jobe was promoted to the Southwest Regional Managing Partner. Mr. Jobe is currently Chairman of the Board of Directors of Independent Bank of Texas and has formerly served on the boards of Providence Entertainment, Independent National Bancshares, Dixico, Inc. (ASE), and several other prominent organizations. Mr. Jobe is a certified public accountant and is the recipient of numerous honors and awards, including Who’s Who in America.

Executive Compensation

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities for U.S. Home Systems and its subsidiaries, to its Chief Executive Officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the referenced periods. All other compensation related tables required to be reported have been omitted as there has been no applicable compensation awarded to, earned by or paid to any of the Company’s executive officers in any fiscal year to be covered by such tables.

Summary Compensation Table

Annual Compensation(1)
Name and Position	Year	Salary		Bonus		Long-Term Compensation Stock Options(#)
Murray H. Gross President and Chief Executive Officer	2002 2001 2000	$ $ $	263,000 250,000 220,000	$ $ $	58,052 94,896 63,365	— 105,000 —

Peter T. Bulger Vice President and Chief Operating Officer	2002 2001 2000	$ $ $	220,000 210,000 180,000	$ $ $	58,052 94,896 50,365	— 75,000 —

Steven L. Gross Vice President—Marketing	2002 2001 2000	$ $ $	147,000 140,000 120,000	$ $ $	48,377 79,080 41,965	— 50,000 —

Robert A. DeFronzo Chief Financial Officer, Secretary and Treasurer	2002 2001 2000	$ $ $	126,000 120,000 105,000	$ $ $	29,025 47,448 35,230	— 25,000 —

(1)	The referenced individuals received personal benefits in addition to salary and bonuses. The aggregate amount of such personal benefits, however, did not exceed the lesser of $50,000 or 10% of their total annual salary and bonus.

Employment Agreements

The Company has employment agreements with each of Murray H. Gross, Peter T. Bulger, Steven L. Gross and Robert A. DeFronzo.

The Company’s employment agreement with Murray H. Gross is for a one year initial term with an annual salary of $263,000; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. Gross of its intent not to extend the agreement. In the event that Mr. Gross’ employment agreement is terminated by the Company for cause or by Mr. Gross without good reason (as defined therein), Mr. Gross will not be entitled to severance pay. In the event the Company terminates Mr. Gross without cause (as defined therein), Mr. Gross will be entitled to severance pay equal to one year’s salary. Notwithstanding the foregoing, if Mr. Gross’ employment with the Company is terminated following a change in control of the Company (as defined therein) (i) by the Company for any reason within five years of such change in control or (ii) by Mr. Gross within one year of such change in control, then Mr. Gross is entitled to severance pay equal to one year’s salary. Mr. Gross is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

The Company’s employment agreement with Peter T. Bulger is for a one year initial term with an annual salary of $220,000; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. Bulger of its intent not to extend the agreement. In the event that Mr. Bulger’s employment agreement is terminated by the Company for cause or by Mr. Bulger without good reason (as defined therein), Mr. Bulger will not be entitled to severance pay. In the event the Company terminates Mr. Bulger without cause (as defined therein), Mr. Bulger will be entitled to severance pay equal to one year’s salary. Notwithstanding the foregoing, if Mr. Bulger’s employment with the Company is terminated following a change in control of the Company (as defined therein) by the Company for any reason within five years of such change in control, then Mr. Bulger is entitled to severance pay equal to one year’s salary. Mr. Bulger is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

The Company’s employment agreement with Steven L. Gross is for a one year initial term with an annual salary of $147,000; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. Gross of its intent not to extend the agreement. In the event that Mr. Gross’ employment agreement is terminated by the Company for cause or by Mr. Gross without good reason (as defined therein), Mr. Gross will not be entitled to severance pay. In the event the Company terminates Mr. Gross without cause (as defined therein), Mr. Gross will be entitled to severance pay equal to one year’s salary. Notwithstanding the foregoing, if Mr. Gross’ employment with the Company is terminated following a change in control of the Company (as defined therein) by the Company for any reason within five years of such change in control, then Mr. Gross is entitled to severance pay equal to one year’s salary. Mr. Gross is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

The Company’s employment agreement with Robert A. DeFronzo is for a one year initial term with an annual salary of $126,000; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless the Company notifies Mr. DeFronzo of its intent not to extend the agreement. In the event that Mr. DeFronzo’s employment agreement is terminated by the Company for cause or by Mr. DeFronzo without good reason (as defined therein), Mr. DeFronzo will not be entitled to severance pay. In the event the Company terminates Mr. DeFronzo without cause (as defined therein), Mr. DeFronzo will be entitled to severance pay equal to six month’s salary. Notwithstanding the foregoing, if Mr. DeFronzo’s employment with the Company is terminated following a change in control of the Company (as defined therein) by the Company for any reason within five years of such change in control, then Mr. DeFronzo is entitled to severance pay equal to his annual salary. Mr. DeFronzo is entitled to receive bonuses and other incentive compensation made generally available to the executive employees of the Company.

OPTION GRANTS IN LAST FISCAL YEAR

The following tables show all individual grants of stock options to the named executives during the fiscal year ended December 31, 2002.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Option Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date	5%	10%
D.S. Berenson(1)	50,000	39.07%	$5.31	12/20/2012	$166,972	$423,139

(1)	The optionee is a director of the Company. The options granted to the named director during 2002 were granted under the Company’s 2000 Stock Compensation Plan. The exercise price of such options is equal to 100% of the price per share of the Common Stock on the date of grant and expire if not exercised ten years after the date of grant.
(2)	As required by Securities and Exchange Commission rules and regulations, potential realizable values are based on the assumption that the Common Stock price appreciates at the annual rate shown compounded annually from the date of grant until the end of the option term and is not intended to forecast appreciation in stock price. The Company’s Common Stock price, based on a 5% annual appreciation and on a 10% annual appreciation, over ten years would be $8.65 and $13.77, respectively.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the named executives concerning unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-end Unexercised		Value of Unexercised In-the-Money Option at FY- end(1)(6)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Murray H. Gross(4)	—	—	69,301	35,699	$92,863	$47,837
Peter T. Bulger(2)	—	—	50,000	25,000	$85,000	$42,500
Steven L. Gross(2)	—	—	33,334	16,668	$56,668	$28,336
David A. Yoho(3)	—	—	11,250	41,250	$9,625	$32,125
Robert A. DeFronzo(2)	—	—	16,500	8,500	$28,050	$14,450
D.S. Berenson(5)	—	—	17,915	34,585	$2,125	$2,125
Ronald I. Wagner(2)	—	—	1,250	1,250	$2,125	$2,125

(1)	Value of unexercised in-the-money options at December 31, 2002 is calculated based on the fair market value of the Common Stock on December 31, 2002 of $5.30 per share less the option exercise price.
(2)	The exercise price of options is $3.60 per share.
(3)	The exercise price for options to purchase 2,500 shares is $3.60 per share and $4.55 for options to purchase 50,000 shares.
(4)	The exercise price of options is $3.96 per share.
(5)	The exercise price for options to purchase 2,500 shares is $3.60 per share and $5.31 to purchase 50,000 shares.
(6)	All of the outstanding options expire on April 23, 2011, except for options to purchase 50,000 shares granted to Mr. Yoho which expire November 28, 2011 and options to purchase 50,000 shares granted to Mr. Berenson which expire December 20, 2012.

Director Compensation

Directors who are not officers of the Company each receive $500 for attendance at each telephonic meeting of the Board of Directors, and $1,000 plus expenses for each personal attendance at a meeting of the Board of Directors. Officers of the Company do not receive additional compensation for attendance at Board of Directors’ meetings or committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Berenson, a director of the Company, is a partner in a law firm. The Company has retained the services of the law firm generally in the area of consumer financing. Payments made by the Company to the law firm during the year ended December 31, 2002 were approximately $60,000.

COMMITTEE’S OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

The Board held three regularly scheduled meetings and three special meetings, including meetings held by unanimous written consents of the Board, in fiscal 2002. All current directors attended at least 75% of the Board and committee meetings held during fiscal year 2002.

The Board has a standing nominating committee consisting of Murray H. Gross, Donald A. Buchholz and David A. Yoho. The nominating committee nominates persons to be nominees for director and will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before December 31 in any year.

The Board has a compensation committee (the “Compensation Committee”) whose primary function is to direct and oversee the administration of the Company’s compensation policies and programs, including the Company’s stock option plans. See “Report of Compensation Committee” contained herein. The Compensation Committee, comprised of Ronald I. Wagner and D.S. Berenson, held two meetings during fiscal 2002.

The Board has an audit committee (the “Audit Committee”) which consists of David A. Yoho, Donald A. Buchholz and D.S. Berenson. See “Report of Audit Committee” contained herein. The Audit Committee is governed by the Audit Committee Charter, which was adopted by the Board on May 8, 2001. The Board, in its reasonable business judgment, has determined that all members of the Audit Committee are independent as required by the applicable listing standards of The Nasdaq Stock Market, Inc. The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities related to review of the Company’s financial statements and financial reporting process, the systems of internal accounting and financial controls, legal compliance and ethics, and the independent audit of the Company’s financial statements in accordance with the policies established by the Board and management. During fiscal 2002, the Audit Committee met two times and have met once during fiscal 2003.

REPORT OF COMPENSATION COMMITTEE

During fiscal 2002, the Compensation Committee was comprised of Messrs. Ronald I. Wagner and D.S. Berenson. The Compensation Committee oversees the administration of the Company’s compensation policies and programs, including the Company’s stock option plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board.

The following is a report submitted by the above-listed committee members in their capacity as the Compensation Committee of the Board, addressing the Company’s compensation policy as it related to executive officers for fiscal 2002.

Compensation Policy

The goal of the Company’s executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company’s executive compensation policies during fiscal 2002 integrated annual base compensation with bonuses and equity-based compensation.

Under management’s approach, performance is measured based upon the achievement of corporate and divisional goals. Accordingly, in years in which the corporate and divisional goals are achieved or exceeded, executive compensation tends to be higher than in years in which goals are not achieved or exceeded. Annual cash compensation, together with the payment of equity-based, incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in incentive and deferred compensation plans.

In 1993, Congress enacted Section 162(m) which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is “performance-based.” Section 162(m) historically has not had an impact or resulted in the loss of a deduction with respect to cash compensation paid to the Company’s executives.

Performance Measures

In evaluating annual executive compensation, the Compensation Committee subjectively considers a number of factors including earnings per share and other predetermined financial goals. These factors are compared with problems and advantages (both external and internal) that are unique to the Company or the industry, performance in prior years and performance of other companies in the industry.

Fiscal 2002 Compensation

For fiscal 2002, the Company’s executive compensation program consisted of base salary, adjusted from the prior year and cash bonuses.

Base Salary

Executives’ base salaries are reviewed periodically to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, and level and scope of decision making responsibility. With respect to officers other than the Chief Executive Officer, the Compensation Committee makes salary decisions with input from the Chief Executive Officer. The Compensation Committee believes that the base salaries of the Company’s executive officers as a whole are comparable with the base salaries of other persons similarly situated.

For fiscal 2003, the Company has adopted employment agreements with its executive officers. In addition to standard provisions regarding non-competition, confidentiality, and benefits, these agreements provide for a minimum base salary for each executive officer that was determined in accordance with the criteria defined above. A complete description of these agreements is provided under “Management—Employment Agreements”.

2002 Cash Bonuses

In 1998, the Company established an executive cash bonus plan known as the Management Incentive Plan (“MIP”). The MIP has been renewed each year since its inception. The purpose of the

MIP is to reward executive officers for accomplishing financial objectives, and create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making. In this respect, consideration is given to overall corporate performance, measured on the basis of pre-tax profit, and the responsibility of specific areas of the Company under a participant’s direct control.

The Company has renewed the MIP for fiscal 2003. The Committee believes that the same factors, and the related compensation payable under the plan, supports a balance of accomplishment of Company objectives and rewarding individual contributions by each of the Company’s respective officers.

Stock-Based Compensation

The Compensation Committee approves long-term compensation from time to time in the form of stock-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders. The Compensation Committee believes that stock options and other equity-based compensation are an effective incentive for executives and managers to create value for shareholders since the value of such compensation bears a direct relationship to appreciation in the Company’s stock price. The determination of whether to grant stock options or other equity based compensation, whether on an aggregate or individual basis, has been delegated to and is in the discretion of the Compensation Committee. In making such determination, the Compensation Committee reviews the Company’s performance as determined by the Company’s earnings, the price of its stock, the relation of long-term compensation to cash compensation, the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of grants in prior years, individual performance and potential contribution to the Company. Based upon these factors and the recommendation of the Chairman and Chief Executive Officer, during fiscal 2002 the Compensation Committee awarded 50,000 option shares to a one director, D.S. Berenson, under the U.S. Home Systems, Inc. 2000 Stock Compensation Plan. In 2002, no stock options were granted to executive officers and prior to 2002, the Company had granted 312,500 option shares to executive officers and directors.

Summary

The Compensation Committee believes that linking executive compensation to corporate performance results in creating a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2002 adequately reflect the Company’s compensation goals and policies.

Ronald I. Wagner

D.S. Berenson

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are named above under the caption “Report of Compensation Committee.” No member of the Compensation Committee was an officer or employee of the Company during fiscal 2002.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements as of and for the fiscal year ended December 31, 2002 with management, including a discussion of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also has reviewed with the independent auditors for the Company the Company’s accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from the independent auditors for the Company required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors that firm’s independence from management and the Company.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

David A. Yoho

D.S. Berenson

Donald A. Buchholz

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Ernst & Young LLP (“E&Y”) began serving as the Company’s independent accounting firm in 2001. In this role, E&Y audits the financial statements of the Company. The Audit Committee pre-approves the audit fees and services provided by E&Y, and during the fourth quarter of 2002, the Company began its pre-approval process for all non-audit related fees and services provided by E&Y. This committee also reviews any factors that could impact the independence of E&Y in conducting the audit and receives certain representations from E&Y towards that end.

The chart below summarizes the fees for professional services incurred by the Company for the audits of its 2002 and 2001 financial statements and other fees billed to the Company by E&Y in 2002 and 2001. In general, the Company has followed a policy of retaining E&Y for additional services which are logically related to or natural extension of the annual audit.

Type of Service	2002	2001
Audit Services	$204,930	$97,750
Audit Related Services
Acquisitions related	25,770	10,000
Other	3,800	—
Total Audit Related Service Fees	29,570	10,000

Tax Compliance/Preparation Services	88,575	61,030
Tax Related Services	9,760	—

Total Fees	$332,835	$168,780

•	Audit Services includes statutory audits, comfort letters, attest services, consents, and review of filings with SEC.
•	Audit-related services includes due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews and consultation on financial accounting and reporting standards.
•	Tax Compliance/Preparation Fees includes preparation of original and amended tax returns, claims for refunds and tax payment-planning services.
•	Tax-related services includes due diligence related to mergers and acquisitions and consultation on tax related matters.

Representatives from E&Y will be at the annual meeting to make a statement, if they choose, and will be available to respond to appropriate questions.

PERFORMANCE GRAPH

Set forth below is a graph comparing the cumulative total shareholder return on the Company’s common stock against the cumulative total return of the Nasdaq Market Index and an index comprised of Special Trade Contractors (SIC Code #1799) that are traded on the Nasdaq National Market and Nasdaq Small Cap Market, assuming dividend reinvestment for the five year period ended December 31, 2002.

Although the Performance Graph provides a five-year comparison of U.S. Home Systems, Inc. with the Nasdaq Market Index and an index comprised of Special Trade Contractors, the Company prior to February 13, 2001 was engaged in pawnshop operations under the name, U.S. Pawn, Inc.

On February 13, 2001 the Company completed a merger (the “Merger”) of a newly created subsidiary of the Company with and into U.S. Remodelers, Inc. (“U.S. Remodelers”) a Delaware corporation, with U.S. Remodelers surviving as a wholly owned subsidiary of the Company. U.S. Remodelers has been engaged in the manufacture, design, sale and installation of quality specialty home improvement products since 1997. The Merger was subject to, among other conditions, the prior sale of U.S. Pawn’s pawnshop operations and the settlement of all its liabilities, which was completed on February 1, 2001. In connection with the Merger, U.S. Pawn reincorporated in Delaware and changed its name to U.S. Home Systems, Inc. Following the Merger, the Company succeeded to the business of U.S. Remodelers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC.

Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year, all filing requirements applicable to directors and executive officers have been complied.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2004 Annual Meeting of Shareholders (the “2003 Annual Meeting”) must be received by the Company on or before January 15, 2003, in order to be eligible for inclusion in the Company’s proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone, telegraph or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

ADDITIONAL INFORMATION AVAILABLE

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY’S 2002 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY’S EXECUTIVE OFFICE.

OTHER MATTERS

So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO VOTE BY MAIL. TO VOTE BY MAIL, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

Robert A. DeFronzo
Secretary

May 9, 2003

U.S. HOME SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

JUNE 12, 2003

The undersigned hereby appoints Murray H. Gross and Ronald I. Wagner or either of them, with power of substitution, as proxies to vote all stock of U.S. Home Systems, Inc. (the “Company”) owned by the undersigned at the Annual Meeting of Shareholders to be held at 750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75067, at 10:00 a.m., local time, on June 12, 2003, and any adjournment thereof, and on the following matters as indicated below and such other business as may properly come before the meeting.

(1) ☐	FOR the election as director of all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below:

Murray H. Gross, David A. Yoho, Ronald I. Wagner, D.S. Berenson, Donald A. Buchholz and Larry A. Jobe.

(INSTRUCTION:    To withhold authority to vote for individual nominees, write their names in space provided below.)

(2)    To transact such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

This Proxy is solicited on behalf of the U.S. Home Systems, Inc.’s Board of Directors.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees as .

Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:	,2003

(Print Full Name of Shareholder)

(Signature of Shareholder)

(Insert Title of Above Signatory if Shareholder is not an Individual)

No postage is required if returned in the enclosed envelope and mailed in the United States. Stockholders who are present at the meeting may withdraw their Proxy and vote in person if they so desire.

PLEASE mark, sign, date and return the Proxy Card promptly using the enclosed envelope.